Exhibit 10(b)

WELLS FARGO & COMPANY

SUPPLEMENTAL CASH BALANCE PLAN

(as amended through April 28, 2009)

Sec. 1 Name and Purpose. The name of the Plan is the “Wells Fargo & Company Supplemental Cash Balance Plan” (the “Plan”). The Plan amends and restates the Norwest Corporation Supplemental Pension Plan. The Plan, as amended and restated, shall be effective January 1, 2008. The Plan is maintained by Wells Fargo & Company (the “Company”) for the purpose of providing unfunded pension benefits for certain select management employees, including pension benefits in excess of certain limits imposed by the Internal Revenue Code (the “Code”). Said benefits are intended to supplement the pension benefits payable to such employees under the Wells Fargo & Company Cash Balance Plan (hereinafter referred to as the “Pension Plan’”) formerly known as the Norwest Corporation Pension Plan.

The terms of this restatement are intended to comply with Code section 409A, as added by the American Jobs Creation Act of 2004. The terms of this restatement shall apply to: (i) deferred compensation that relates all or in part to services performed on or after January 2005, and (ii) deferred compensation that relates entirely to services performed on or before December 31, 2004 if such amounts were not yet paid from the Plan as of the effective date of this restatement. For the period January 1, 2005 through December 31, 2007, the Plan was administered in accordance with Code section 409A and guidance issued by the Internal Revenue Service and Treasury.

Sec. 2 Definitions. All references herein to the “Pension Plan” are references to the Wells Fargo & Company Cash Balance Plan (formerly known as the Norwest Corporation Pension Plan) as it may be amended from time to time. In addition, except where specifically defined in this Plan, all capitalized terms herein shall have the same meaning as given to those terms in the Pension Plan.

Sec. 3 Nonqualified Certified Compensation. Nonqualified Certified Compensation for purposes of the compensation credits to accounts under Section 8 of this Plan, the special transitional benefit comparison under Section 10 of this Plan and the special transitional calculation under Section 26(b) of this Plan means a participant’s base pay and all approved commissions, bonuses and incentive payments paid to the participant by the Company or a Participating Employer during a particular pay period subject to the following:

(a)	Nonqualified Certified Compensation shall include any Salary Deferral Contributions made on behalf of a participant under the 401(k) Plan, any salary reduction contributions to any cafeteria plan under Code section 125, and any salary reduction contributions to a qualified transportation fringe benefit under Code section 132(f)(4) maintained by a Participating Employer. Nonqualified Certified Compensation shall not include any severance payment. Effective for participants who commence on or after October 1, 2003 a leave of absence that is classified by his or her Participating Employer as a salary continuation leave of absence, Nonqualified Certified Compensation shall not include any salary continuation pay paid to the participant while on a salary continuation leave of absence that is paid following the pay day for the pay period in which the leave began. Effective for participants who commenced prior to October 1, 2003 a leave of absence that was classified by his or her Participating Employer as a salary continuation leave of absence and contingent upon approval of a similar provision in the Pension Plan by the Internal Revenue Service, Nonqualified Certified Compensation shall include salary continuation pay paid in regular monthly or more frequent installments.

(b)	Nonqualified Certified Compensation shall include payments under any commission, bonus or incentive compensation programs or plans which the Company designates as included in Nonqualified Certified Compensation by written action of the Executive Vice President of Human Resources. Notwithstanding the previous sentence, payments under any such commission, bonus or incentive compensation plan shall not be included in Nonqualified Certified Compensation to the extent those payments exceed any limit the Company establishes in such written action. Notwithstanding the foregoing or any other provision of this Section 3, for the Plan Year commencing January 1, 2009, Nonqualified Certified Compensation shall include, solely for the purpose of determining the amount of the credit under Section 8 for which a participant described in Section 5(a) is eligible, any payment under any commission, bonus or incentive compensation plan or program of the Company, but only to the extent that such payment would otherwise have been recognized as “Certified Compensation” as defined in the Pension Plan. For all other purposes under the Plan not otherwise described in the immediately preceding sentence, including, but not limited to, determining the eligibility of a participant described in Section 5(b) to a credit under Section 8 and the amount of such credit for the Plan Year commencing January 1, 2009 on account of a reduction in his benefits under the Pension Plan as a result of the limits imposed by Code section 401(a)(17) (without regard to the proration for such Plan Year pursuant to the amendment to the Wells Fargo & Company Cash Balance Plan effective as of July 1, 2009 (the “Prorated Limit”)) and Code Section 415 and Treasury Regulation Section 1.401(a)(4)-5(b), Nonqualified Certified Compensation shall exclude any payment under any commission, bonus or incentive compensation plan or program of the Company; provided, however, that for purposes of determining the eligibility of a participant described in Section 5(b) to a credit under Section 8 and the amount of such credit for the Plan Year commencing January 1, 2009 on account of a reduction in his benefits under the Pension Plan as a result of the Prorated Limit, Nonqualified Certified Compensation shall include any such payment under any commission, bonus or incentive compensation plan or program of the Company to the extent such payment would not cause the participant’s Nonqualified Certified Compensation to exceed $ 245, 000.

(c)	Nonqualified Certified Compensation shall include deferrals of base pay, approved commissions, bonuses and incentive payments for a participant who has entered into an agreement under a nonqualified deferred compensation arrangement maintained by the Company or any other Participating Employer under which payment of such compensation will be deferred to a year subsequent to the year in which it would otherwise have been paid to the participant, subject to any limitations imposed by the Company.

(d)	Nonqualified Certified Compensation for a participant who has entered into an agreement with the Company or any other Participating Employer to defer compensation that would have been Certified Compensation under the Pension Plan if it had not been deferred shall include all such deferred compensation.

(e)	Notwithstanding the foregoing provisions of this section, solely for purposes of allocating compensation credits under Section 8 and determining the special transitional benefit comparison under Section 10 and the special transitional calculation under Section 26(b) of this Plan, any Nonqualified Certified Compensation paid to a participant while the participant is employed in a position subject to this subsection (e) shall be disregarded to the extent such Nonqualified Certified Compensation exceeds $50,000 for a Plan Year.

(1)	This subsection (e) applies to any participant who is employed by Wells Fargo Home Mortgage, Inc. or any of its subsidiaries in any of the following job categories: Mortgage Consultant, Mortgage Consultant In-House, Mortgage Consultant Subprime, Mortgage Consultant Emerging Markets, Mortgage Consultant Reverse, Mortgage Consultant Renovation, Mortgage Consultant Junior, Mortgage Consultant Team, Retail Sales Supervisor, Subprime Sales Supervisor, Renovation Sales Supervisor, Escrow Sales Representative, Renovation Staff Consultant, Marketing Representative, Wholesale Account Executive, Wholesale Account Executive Subprime or any other job category which Wells Fargo Home Mortgage, Inc. classifies as equivalent to the job categories listed above. In addition, this subsection (e) applies to any participant who is employed by Wells Fargo Home Mortgage, Inc. or any of its subsidiaries in one of the job categories listed above (or in any other job category that the Plan Administrator classifies as equivalent to one of the job categories listed above for purposes of this subsection (e)) and who is also simultaneously employed by Wells Fargo Investments, LLC.

(2)	If a participant is transferred into a position that is subject to this subsection (e) during a Plan Year, the $50,000 limit under this subsection for that Plan Year shall be reduced (but not below $0) by the amount of Nonqualified Certified Compensation credited to the participant for service completed during that Plan Year prior to the transfer date.

(f)	Notwithstanding the foregoing provisions of this section, solely for the purpose of determining the special transitional benefit comparison under Section 10, if any incentive compensation payments paid after 1996 are taken into account in determining Monthly Earnings for the Plan Year in which paid, but the Participant was not a Qualified Employee for the entire Plan Year, each such incentive compensation payment shall be prorated by multiplying it by a fraction, the numerator of which is the number of months during the Plan Year in which the Participant had one or more Hours of Service as a Qualified Employee (disregarding any hours attributable to severance pay or terminal vacation), and the denominator of which is 12.

(g)	Notwithstanding anything in the foregoing provisions of this section to the contrary, if a Participant’s Separation from Service occurs during a calendar quarter, Nonqualified Certified Compensation does not include any compensation paid to the Participant following the earlier of (i) the bi-weekly pay date for the pay period in which the Separation from Service occurred, or (ii) the last day of the calendar quarter in which the Separation from Service occurred. However, the preceding sentence ceases to apply on the date, if any, on which the individual again becomes an Active Participant.

(h)	If an individual becomes an Active Participant on the Entry Date for a calendar quarter, Nonqualified Certified Compensation for that quarter includes any compensation not excluded under subsections (a) through (f) which is paid on the pay date for the payroll period that contains the Entry Date for service as a Qualified Employee at any time during that payroll period.

(i)	Notwithstanding any provision of this Section 3 to the contrary, Nonqualified Certified Compensation shall exclude any compensation earned with respect to services performed on or after July 1, 2009.

Sec. 4 Company and Participating Employers. The “Company” is Wells Fargo & Company (formerly known as Norwest Corporation), a Delaware corporation, and any successor to said corporation. Each Participating Employer in the Pension Plan shall also be a “Participating Employer” in this Plan if any of its employees become participants in this Plan pursuant to Section 5 of this Plan.

Sec. 5 Participation. Participation in this Plan is limited to the following employees of the Company or any other Participating Employer who have become Participants in the Pension Plan:

(a)	Employees who enter into an agreement with the Company or any other Participating Employer under which payment of compensation earned by the employee will be deferred to a stated year subsequent to the year in which it would otherwise have been paid, provided such compensation would otherwise have been recognized as “Certified Compensation” or “Monthly Earnings” as defined in the Pension Plan. The compensation of a participant that is so deferred is referred to in this Plan as the participant’s “Deferred Compensation.”

(b)	Employees whose benefits under the Pension Plan are reduced as a result of the limits imposed by Code section 401(a)(17) (including, for the Plan Year commencing January 1, 2009, the prorated limit for the six-month period from January 1, 2009 through June 30, 2009 pursuant to the amendment to the Wells Fargo & Company Cash Balance Plan effective as of July 1, 2009) and Code section 415 and Treasury Regulation Section 1.401(a)(4)-5(b). However, an employee will not be eligible under the previous sentence unless the employee would have reached one or more of those limits based on his or her Nonqualified Certified Compensation.

Notwithstanding any provision of this Section 5 to the contrary, no person who is not a participant in the Plan on June 30, 2009 shall become a participant on or after July 1, 2009, and no participant who is not an Active Participant on June 30, 2009 shall become an Active Participant on or after July 1, 2009.

Sec. 6 Establishment of Plan Account. A bookkeeping account shall be established under this Plan for each participant. The participant’s account in this Plan shall be adjusted as follows:

(a)	If applicable, an initial account balance shall be credited to the participant pursuant to Section 7 of this Plan.

(b)	The participant’s account will be increased by compensation credits determined pursuant to Section 8 of this Plan.

(c)	The participant’s account will be adjusted for investment credits determined pursuant to Section 9 of this Plan.

(d)	The participant’s account will be canceled upon payment of a lump sum distribution, upon commencement of monthly pension payments to the participant, or upon the occurrence of a forfeiture.

Sec. 7 Initial Account Balance. The participant’s initial account balance, if any, is or was determined as follows:

(a)	If the participant was an Active Participant in the Pension Plan on June 30, 1999 and continued to be an Active Participant in the Pension Plan on July 1, 1999, his or her account under this Plan was credited with an initial account balance as of July 1, 1999 determined under the provisions of the Plan in effect on July 1, 1999.

(b)	If a participant in the Plan on July 1, 1999 was a participant with an accrued but unpaid benefit in the frozen First Interstate Bancorp Supplemental Retirement and Savings Program (Excess Benefit Retirement Plan) on June 30, 1999, his or her account under this Plan was credited with an initial account balance as of July 1, 1999 equal to the amount indicated on Schedule I to the Plan in effect on July 1, 1999.

(c)	If a participant for whom an initial account balance was not established pursuant to subsection (a) of this Section 7 as of July 1, 1999, becomes a Qualified Employee in the Pension Plan after that date (either due to reemployment by a Participating Employer or due to reclassification into a Qualified Employee position) and remains entitled to a benefit that accrued with respect to service prior to July 1, 1999 under this Plan but has not yet received or begun receiving payments of the benefit, his or her account will be credited with an initial account balance as of the first day of the calendar quarter following the date the participant again became a Qualified Employee. The initial account balance will be equal to the Actuarial Equivalent present value, determined as of the date the credit occurs, of the benefit to which the participant is entitled with respect to service prior to July 1, 1999, expressed as a Life-Only Annuity commencing on the first day of the month following the participant’s Social Security Retirement Date (or the date of the credit, if later).

Sec. 8 Nonqualified Compensation Credit. The Plan account of each eligible participant who is an Active Participant in the Pension Plan during all or part of a Plan Year will be credited with a nonqualified compensation credit for the Plan Year, determined as follows:

(a)	The nonqualified compensation credit for an eligible participant for a Plan Year will be equal to the participant’s Nonqualified Certified Compensation determined under Section 3 of this Plan multiplied by the percent determined from the following table less the amount of any Compensation Credits allocated to the participant’s Account in the Pension Plan for that Plan Year:

Points	Compensation Credit
39 or less	3%
40 to 54	4%
55 to 69	5%
70 to 79	6%
80 or more	7%

(b)	For purposes of this Section 8, an eligible participant’s points for a particular Plan Year are equal to the sum of the participant’s completed years of age, plus the participant’s complete years of Credited Service determined as of the last day of the Plan Year. If the participant incurs a Separation from Service prior to the last day of the Plan Year, the participant’s points will be determined as of the date of the participant’s Separation from Service. In applying the formula, the participant’s age will be determined as of the participant’s most recent birthday and the participant’s Credited Service will be rounded down to completed years by disregarding any fraction of a year.

(c)	The percentages in subsection (a) above will be adjusted pursuant to the table contained in Sec. 5.3(d) of the Pension Plan for each eligible participant who (i) was an active participant in this Plan both on July 1, 1999 and at any time during the Plan Year for which the compensation credit is allocated, (ii) was born before January 2, 1940, and (iii) on January 1, 1985 was a participant in the Wells Fargo & Company Retirement Plan (a defined benefit pension plan that terminated effective December 31, 1984).

(d)	The nonqualified compensation credit for a Plan Year will be allocated to the eligible participant’s account as of the end of the Plan Year.

(e)	No nonqualified compensation credit will be made for a participant for a Plan Year unless the participant was an Active Participant in the Pension Plan at some time during that Plan Year and satisfied the eligibility requirements under Section 5 of this Plan for that Plan Year. Any compensation that is paid following the calendar quarter in which the participant’s Separation from Service occurred will be disregarded for purposes of this Section 8.

(f)	Notwithstanding any provision of this Section 8 to the contrary, the nonqualified compensation credit for the Plan Year commencing January 1, 2009, for any participant who is an Active Participant on June 30, 2009, shall be determined as if that participant had a Separation from Service on such date. No nonqualified compensation credit shall be made with respect to any individual for any Plan Year commencing on or after January 1, 2010.

Sec. 9 Investment Credits. Each account will be adjusted to reflect investment credits determined as follows:

(a)	For each calendar quarter beginning July 1, 1999 and ending prior to the date the Company amends this Plan to provide for participant investment direction, the investment credit will be determined by multiplying the participant’s account balance as of the first day of the quarter by 25% of the average of the annual yields on 30 year constant maturity Treasury securities for the three months preceding the first day of the quarter as specified for each such month by the Commissioner of the Internal Revenue Service for purposes of Code section 417(e) and published in the following month, expressed as a decimal equivalent rounded to four decimal places. The investment credit under this subsection for a calendar quarter will be credited to the participant’s account as of the end of the last day of the quarter; provided, however, that if distribution of the participant’s benefit in this Plan is to commence as of the first day of a month that is not also the first day of a calendar quarter, a pro rata Investment Credit based on the portion of the quarter preceding the distribution date will be credited to the participant’s account as of the last day of the month preceding the distribution date.

(b)	Commencing July 1, 1999 and ending December 31, 2002, special transitional investment credits were allocated to the accounts of eligible participants for each calendar quarter during that time period. No such special transitional investment credits are provided for any quarter commencing after December 31, 2002.

(c)	Compensation credits allocated to a participant’s account for a particular Plan Year shall be credited as of the last day of that Plan Year with an investment credit equal to one-half of the average of the quarterly yields on 30 year constant maturity Treasury securities for that Plan Year determined under subsection (a) of this Section 9.

Sec. 10 Special Transitional Benefit Comparison for Employees of Former Norwest. If a participant in this Plan (i) was an Active Participant in the Pension Plan and this Plan on June 30, 1999, (ii) had attained age 45 on or before June 30, 1999, (iii) was credited with at least five years of Credited Service on June 30, 1999 under the Pension Plan, and (iv) was an Active Participant in the Pension Plan and this Plan on July 1, 1999, the participant is eligible for a special transitional benefit comparison under this Plan as provided below.

(a)	The special transitional benefit comparison provides a total benefit under this Plan and the Pension Plan equal to the greater of the amounts determined under paragraph (1) or (2), below:

(1)	The Actuarial Equivalent present value of the participant’s benefit determined under Article VII of the Pension Plan, except that:

(A)	Monthly Earnings for purposes of determining Final Average Earnings under Sec. 7.3 of the Pension Plan will be calculated using Nonqualified Certified Compensation; provided, however, that Final Average Earnings cannot be less than the Final Average Earnings calculated in the Pension Plan as if the participant had not deferred compensation.

(B)	In the case of a participant employed by a Participating Employer on December 31, 2007, the participant’s Final Average Earnings under subparagraph (A) at any time after that date will not be less than the participant’s Final Average Earnings determined under subparagraph (A) on December 31, 2007; provided, however, that if the participant’s average Monthly Earnings determined as provided in subparagraph (A) for any calendar year after 2007 exceeds the average Monthly Earnings for either the first, second, or third 12-month period used to determine the participant’s Final Average Earnings as of December 31, 2007 (as previously modified by this subparagraph (B) for higher earnings in any calendar year after 2007 and prior to the current year, if applicable), such higher average Monthly Earnings will be substituted in place of the lowest average Monthly Earnings in such previous three 12-month periods for purposes of determining the participant’s Final Average Earnings under this paragraph (1) for the current year and future years.

(2)	The participant’s account value under this Plan plus the participant’s Account value under the Pension Plan.

(b)	The participant’s benefit determined under subsection (a) above will be reduced by the amount of benefits payable to the participant under the Pension Plan (expressed as an Actuarial Equivalent lump sum amount, where applicable).

(c)	For purposes of applying subsections (a)(1) and (b) of this section, the participant’s benefits under the Pension Plan will be the benefits to which the participant would be entitled if they commence on the first day of the month which the participant’s benefits are to occur or commence under Section 13 of this Plan, regardless of when payment of the participant’s benefit under the Pension Plan actually commences.

Sec. 11 Special Transitional Benefit Comparison for Certain Former First Interstate Employees. If a participant in this Plan on July 1, 1999 was (i) a participant with an accrued but unpaid benefit in the frozen First Interstate Bancorp Supplemental Retirement and Savings Program (Excess Benefit Retirement Plan) on June 30, 1999, and (ii) was an Active Participant in the Pension Plan on July 1, 1999, the participant is eligible for a special transitional benefit comparison under this Plan as provided below.

(a)	The participant’s account balance at the time the distribution to the participant will occur or commence shall be increased by an amount (not less than $0) equal to the amount determined in paragraph (1) below minus the amount determined in paragraph (2) below:

(1)	The Actuarial Equivalent present value of the Monthly Pension upon early retirement to which the participant is entitled under the provisions of the First Interstate Bancorp Supplemental Retirement and Savings Program (Excess Benefit Retirement Plan) and the Retirement Plan for Employees of First Interstate Bancorp and Its Affiliates in effect on June 30, 1999, expressed as a Life Only Annuity commencing on the date as of which distribution of the participant’s accrued benefit under this Plan is to occur or commence.

(2)	The participant’s initial account balance under this Plan plus the participant’s initial Account Balance under the Pension Plan adjusted for investment credits attributable to those initial account balances, and disregarding any compensation credits subsequently allocated to the participant’s account in this Plan and the participant’s Account in the Pension Plan and any investment credits attributable to such compensation credits.

(b)	The participant’s benefit determined under subsection (a) above will be reduced by the amount of benefits payable to the participant under the Pension Plan commencing on the first day of the month in which the participant’s benefits are to occur or commence under Section 13 of this Plan, regardless of when payment of the participant’s benefit under the Pension Plan actually commences (expressed as an Actuarial Equivalent amount, where applicable).

(c)	Notwithstanding any provision of this Section 11 to the contrary, the special transitional benefit comparison under this Section 11 for any participant who is eligible for such comparison and who is an Active Participant in this Plan on June 30, 2009 shall be determined as if the participant had a Termination of Employment on June 30, 2009.

Sec. 12 Benefit on Separation from Service. Upon a Separation from Service, a participant shall be entitled to a benefit equal to the value of the participant’s Plan account balance (after any adjustments under Sections 10, 11 or 26), calculated as of the last day of the month preceding the month containing the date benefits are to be distributed or monthly annuity payments are to commence pursuant to Section 13, multiplied by the participant’s vested percentage at the time the Separation from Service occurs determined under Sec. 5.7 of the Pension Plan.

(a)	If the participant’s vested percentage under Sec. 5.7 of the Pension Plan at the time the Separation from Service occurs is 0%, the participant’s entire Plan account balance shall be forfeited.

(b)	For purposes of this Plan, a participant’s “Separation from Service” occurs upon his or her death, retirement or other termination of employment or other event that qualifies as a “separation from service” under Code section 409A and the applicable regulations thereunder as in effect from time to time. The Plan Administrator shall determine in each case when a participant’s Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Plan Administrator shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and the participant reasonably anticipate that, after that date, the participant will render no further services, or the participant’s level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of the participant’s bona fide services (either as an employee or independent contractor) previously in effect for such participant over the immediately preceding 36-month period (or the participant’s entire period of service, if the participant has been providing services for less than 36 months).

The following presumptions shall also apply to all such determinations:

(1)	Transfers. A Separation from Service has not occurred upon the participant’s transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.

(2)	Medical leave of absence. Where the participant has a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which the participant would not be considered “disabled” under any disability policy of the Company or Affiliate under which the participant is then receiving a benefit; or (B) the first day on which the participant’s medical leave of absence period exceeds 29 months.

(3)	Military leave of absence. Where the participant has a military leave of absence, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which the participant is entitled to reemployment rights under USERRA.

(4)	Salary continuation leave. A Separation from Service has occurred on the first day of the Participant’s salary continuation leave taken under the Company’s salary continuation leave program.

(5)	Other leaves of absence. In the event that the participant is on a bona fide leave of absence, not otherwise described in this Sec. 12(b), from which he or she has not returned to employment with the Company or an Affiliate, the participant’s Separation from Service has occurred on the first day on which the participant’s leave of absence period exceeds six months or, if earlier, upon the participant’s termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this section):

(6)	Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, the participant becomes an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).

(c)	If a participant has a Separation from Service and is later reemployed by a Participating Employer, the participant will be entitled to a distribution of his or her vested Plan benefit pursuant to this Section 12 upon his or her Separation from Service notwithstanding such reemployment. Any unvested account balance forfeited by the participant pursuant to subsection (a) of this Section 12 upon his or her Separation from Service will be reinstated upon his or her reemployment, provided that the participant would be entitled to reinstatement of any forfeited benefit under the Pension Plan at the time of such reemployment.

(d)	For the avoidance of doubt, no provision of this Plan that provides for a participant’s benefit to be determined as if the participant had a Separation from Service on June 30, 2009 (which is intended to freeze benefits accrued under the Plan as of such date) shall be construed as affecting the participant’s entitlement to, or the time or form of payment of, a distribution of a benefit under the Plan, which instead shall be determined on the basis of the participant’s actual Separation from Service.

Sec. 13 Form and Time of Payment of Benefits Upon Separation from Service. Payment of vested Plan benefits to a participant following the participant’s Separation from Service will be made according to the following provisions:

(a)	If the individual became a participant in this Plan on or after January 1, 2008, the entire vested Plan benefit shall be paid in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year.

(b)	If the individual became a participant in this Plan prior to January 1, 2008, was employed by a Participating Employer on January 1, 2008, was credited with an account balance under this Plan on December 31, 2007, and does not commence receiving payments of benefits under this Plan on or before December 31, 2008, he or she may file an irrevocable written election with the Plan Administrator on or before December 31, 2008 (which election shall be effective January 1, 2009) that his or her vested Plan benefit shall be paid either (i) in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year, or (ii) in the form of a monthly annuity commencing as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year. If a participant subject to this subsection (b) fails to file such an election by December 31, 2008, the participant’s vested Plan benefit shall be paid in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year.

(c)	If the individual became a participant in this Plan prior to January 1, 2008, was not employed by a Participating Employer on January 1, 2008, was credited with an account balance under this Plan on December 31, 2007, and does not commence receiving payments of benefits under this Plan on or before December 31, 2008, he or she may file an irrevocable written election with the Plan Administrator on or before December 31, 2008 (which election shall be effective January 1, 2009) that his or her vested Plan benefit shall be paid either (i) in a lump sum as soon as administratively feasible after January 1 of the calendar year specified in the election, but no later than the December 31 of that calendar year, or (ii) in the form of a monthly annuity commencing as of the first day of the month on or after January 1 of the calendar year specified in the election, with the first monthly payment to occur as soon as administratively feasible after that January 1, but no later than the December 31 of that calendar year. If a participant subject to this subsection (c) fails to file such an election by December 31, 2008, the participant’s vested Plan benefit shall be paid in a lump sum as soon as administratively feasible after January 1, 2009, but no later than December 31, 2009. The participants to whom the provisions of this subsection (c) apply, including the option to elect to receive a lump sum distribution on or after January 1, 2009, include those participants whose Separation from Service occurred prior to July 1, 1999 and who have not commenced receiving benefits under this Plan on or prior to December 31, 2008.

(d)	If the individual was credited with an account balance under this Plan on December 31, 2007, incurred a Separation from Service on or after January 1, 2005 and prior to January 1, 2008, was reemployed by a Participating Employer prior to January 1, 2008, and did not commence receiving payment of benefits under this Plan on or before December 31, 2008 for the portion of his or her vested Plan benefit earned prior to the Separation from Service, such portion of the individual’s benefit shall be paid in a lump sum as soon as administratively feasible on or after January 1, 2009, but no later than December 31, 2009.

(e)	For purposes of subsections (b), (c) and (d), any benefit which is to be paid in the form of a monthly annuity shall be paid in the form of a Life-Only Annuity for the life of the participant which is the Actuarial Equivalent of the participant’s vested Plan benefit, unless the participant files with the Plan Administrator prior to the commencement month elected a written election of a different form of monthly annuity permitted under the Pension Plan which is the Actuarial Equivalent of said Life-Only Annuity. Any such election shall be subject to the rules that apply to selection of optional settlements under the Pension Plan, and shall be recognized by the Plan Administrator only if the election is permitted under Code section 409A and the regulations thereunder.

(f)	Notwithstanding anything in this Section 13 to the contrary,

(1)

For participants who incur a Separation from Service on or after January 1, 2008, if the total value of the participant’s vested Plan benefit (together with all other vested benefits of the participant under any other deferred compensation plan of the Company or an Affiliate required to be aggregated with this Plan under Code section 409A) on the December 31 immediately following the participant’s Separation from Service (or if the participant’s Separation from Service occurs on December 31, as of that date) is less than the limit in effect under Code section 402(g) for the year in which the Separation from Service occurs, the participant shall receive a lump sum distribution of his or her entire vested Plan benefit as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs but no later than the December 31 of that calendar year. For participants who incurred a

Separation from Service prior to January 1, 2008 and who have not commenced distribution of their vested Plan benefit prior to January 1, 2008, if the total value of the participant’s vested Plan benefit (together with all other vested benefits of the Participant under any other deferred compensation plan of the Company or an Affiliate required to be aggregated with this Plan under Code section 409A) on December 31, 2008 is less than the limit in effect under Code section 402(g) for the 2008 calendar year, the participant shall receive a lump sum distribution of his or her entire vested Plan benefit as soon as administratively feasible after January 1, 2009 but no later than December 31, 2009.

(2)	If the Plan Administrator determines that the participant is a “Specified Employee” for purposes of Code section 409A, no lump sum or monthly annuity payment shall be paid to the participant prior to the date that is six months after the date the participant’s Separation from Service occurred. Any payment that would otherwise be made on an earlier date pursuant to the foregoing provisions of this Section 13 shall be delayed to the extent necessary to comply with the previous sentence.

(A)	For purposes of this Plan, a Specified Employee means:

(i)	any participant who is a “key employee” under Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on the specified employee identification date. For purposes of determining “key employee” status under Code section 416(i)(1)(A)(i), except as required under such provision and the regulations thereunder, the term “officer” shall refer to an employee of the Company or an Affiliate with the title Senior Vice President or above, and

(ii)	any participant who served as a member of the Company’s Management Committee at any time during the 12-month period ending on the specified employee identification date.

(B)	For purposes of applying Code section 409A, the “specified employee identification date” is each December 31. Any person described in paragraph (A) on a specified employee effective date shall be treated as a Specified Employee for the entire 12-month period beginning on the following April 1.

(C)	Notwithstanding paragraphs (A) and (B) of this subsection (f)(2), in the event of a corporate transaction to which the Company or an Affiliate is a party, the Plan Administrator may, in his or her discretion, establish a method for determining Specified Employees pursuant to Treasury Regulation Section 1.409A-1(i)(6).

(g)	In the event of any delay in any payment or payments to a Specified Employee pursuant to subsection (f)(2):

(1)	If the participant is to be paid a lump sum distribution, when the distribution is paid, the lump sum will be adjusted for interest for the period commencing on the first day of the month as of which the payment would have been made if the participant was not a Specified Employee and ending on the last day of the month preceding the month in which the payment is made.

(2)	If the participant is to receive monthly annuity payments, the first monthly payment following the delay will include all of the monthly payments that would have been made for previous months if the participant was not a Specified Employee, with each such delayed payment adjusted for interest for the period commencing on the first day of the month for which the payment would have been made and ending on the last day of the month preceding the month in which the delayed payments are made.

In the event of any other delay in any payment or payments due under the preceding subsections of this section, there shall be no adjustment for interest or earnings during the period of the delay.

(h)	The foregoing subsections of this section do not apply to any participant who receives or begins receiving payment of his or her vested Plan benefits on or before December 31, 2007 under the terms of the Plan in effect prior to that date.

Sec. 14 Death Benefits. The following benefits are payable under this Plan following the death of a participant:

(a)	If the participant dies prior to the first day of the month as of which the participant’s vested Plan benefit is to be paid or commence under Section 13, the participant’s vested Plan benefit determined as of the January 1 following the date of the participant’s death shall be paid in a lump sum cash distribution as soon as administratively feasible after such January 1, but no later than the December 31 following such January 1. Such payment shall be made to the surviving spouse or other Beneficiary who would be entitled to receive a lump sum benefit payable on the same date of a death benefit under Sec. 6.4 of the Pension Plan.

(b)	If a participant who is to receive a lump sum distribution under Section 13 dies on or after the first day of the month as of which the participant’s lump sum is to be paid, but before the lump sum is actually paid, the lump sum distribution shall be paid as soon as administratively feasible to the participant’s estate.

(c)	If the participant dies on or after the first day of the month as of which payment of the participant’s vested Plan benefit commences, or is to commence, in the form of a monthly annuity pursuant to Section 13(b) or (c), the participant’s joint annuitant or Beneficiary shall receive such benefit, if any, that may be provided for that person by the form of annuity the participant elected. In the event such a participant dies before actually beginning to receive monthly annuity payments, this subsection shall be applied as if the participant had begun receiving such payments immediately prior to his or her death.

(d)	Notwithstanding subsection (c), if the Actuarial Equivalent present value of any annuity payable to a joint annuitant or Beneficiary immediately following the participant’s death is less than the limit in effect under Code section 402(g) for the year in which the participant’s death occurs, the entire death benefit payable to such person shall instead be paid in a lump sum cash distribution as soon as administratively feasible after the January 1 following the participant’s death, but no later than the December 31 following such January 1.

(e)	In the event of any delay in any payment or payments due under the preceding subsections of this section, there shall be no adjustment for interest or earnings during the period of the delay.

Sec. 15 Unsecured Obligations. The obligations of the Company to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. The participant shall have no lien, prior claim or other security interest in any property of the Company. The Company is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund is established, the property therein shall remain the sole and exclusive property of the Company. The Company will pay the cost of this Plan out of its general assets. All references to accounts, income, expenses, payments and the like are included merely for the purpose of measuring the Company’s obligation to participants in this Plan and shall not be construed to impose on the Company the obligation to create any separate fund for purposes of this Plan.

Sec. 16 Nonassignability. No participant or Beneficiary shall have the power to anticipate, assign, alienate, dispose of, pledge or encumber benefits payable under this Plan, whether voluntarily or involuntarily, or directly or indirectly. Any attempt to do so by the participant, a spouse, Beneficiary or joint annuitant, a court, or any other person or entity shall result in forfeiture of the benefits otherwise payable under this Plan with respect to said participant. The Plan Administrator shall not recognize any attachment, garnishment, execution of judgment or other legal process affecting the participant’s benefits under this Plan. The designation of a Beneficiary by a participant does not constitute a transfer.

Sec. 17 No Guarantee of Employment. Participation in this Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights of a Participating Employer to determine the duration of a participant’s employment or the terms and conditions of such employment.

Sec. 18 Withholding of Taxes. The benefit payable under the Plan to any participant, spouse, Beneficiary or joint annuitant shall be subject to the deduction of any federal, state or local income taxes, Social Security (FICA) taxes, Medicare tax or other taxes which are required to be withheld from such payments by applicable laws or regulations. Any Social Security or Medicare tax which is required to be withheld based on credits to a participant’s Plan account for a year may be withheld from other compensation payable to the participant by the Participating Employers for that year, or if no such withholding is possible, may be deducted from the amounts credited to the participant’s Plan account.

Sec. 19 Administration. For purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Plan Administrator shall be the Company’s Executive Vice President of Human Resources. The Plan Administrator or its delegatee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Plan Administrator powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem necessary; (d) discretionary authority to interpret the terms of the Plan; (e) authority to adopt procedures for implementing the Plan, including policies for determining when a participant has a Separation from Service and for determining whether a participant is a Specified Employee; and (f) discretionary authority to determine participants’ eligibility for benefits under the Plan; and to resolve all issues of fact and law in connection with such determinations.

Sec. 20 Claims Procedure. The Company shall establish a claims procedure consistent with the requirements of ERISA. Such claims procedure shall provide adequate notice in writing to any participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant and shall afford a reasonable opportunity to a claimant whose claim for benefits has been denied for a full and fair review by the Company of the decision denying the claim. If no such claims procedure has been established for this Plan, any claim shall be processed according to the claims procedure in effect under the Pension Plan.

Sec. 21 Construction and Applicable Law. This Plan is intended to be construed and administered as a unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(a)(3)) and 401(a)(1) of ERISA. The Plan shall be construed and administered according to the laws of State of Minnesota to the extent that such laws are not preempted by ERISA.

Sec. 22 Agent for Legal Process. The Plan Administrator shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

Sec. 23 Amendment and Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend this Plan in any manner. Upon any termination of this Plan, all credits to Plan accounts under Section 8 shall cease but the Plan shall continue in effect for the purpose of distributing benefits that had accrued prior to the termination pursuant to the provisions hereof as if the termination had not occurred, unless the Company takes action in accordance with Code section 409A and the regulations thereunder to cause an earlier distribution of Plan benefits.

Sec. 24 Savings Clause Relating to Compliance with Code Section 409A. To the extent any provision of this Plan does not satisfy the requirements of Code section 409A or any regulations or other guidance issued by the Treasury Department or the Internal Revenue Service under Code section 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan to the contrary, and to the extent not prohibited by Code section 409A, the provisions of the Plan and the rights of participants and Beneficiaries hereunder shall be deemed to have been modified accordingly.

Sec. 25 Effective Date of the Plan. The effective date of this restated Plan is January 1, 2008. The Plan was previously restated effective July 1, 1999.

Sec. 26 Provisions Applicable to WFF Employees. This section applies to persons (referred to herein as “WFF Employees”) employed by Wells Fargo Financial, Inc. and its subsidiaries (collectively, “WFF”) which were participating employers in the Wells Fargo Financial Pension Plan (the “WFF Plan”) on December 31, 2004.

(a)	A WFF Employee employed by WFF on December 31, 2004, is eligible to participate in this Plan only if the employee satisfies the requirements of Section 5 of this Plan on or after January 1, 2005. Except as otherwise provided in subsection (b) below, the benefit of a WFF Employee under this Plan will consist solely of amounts credited to such an individual’s account under Sections 8 and 9 of this Plan during or after 2005.

(b)	Special Transitional Calculation for Certain WFF Employees. If a WFF Employee participating in this Plan is eligible for the additional benefit provided under Section III. of the appendix to the Pension Plan titled “Appendix Applicable to Wells Fargo Financial, Inc. and Subsidiaries” that was effective January 1, 2005 (the “WFF Appendix”), the individual will be eligible for an additional benefit calculated under this Plan as follows:

(1)	On the date as of which payment of the benefit based on the individual’s account in this Plan is to occur or commence, an additional amount (not less than $0) will be added to such account equal to the amount determined under subparagraph (A) minus the sum of the amounts determined under subparagraph (B), as follows:

(A)	The lump sum present value of the individual’s WFF Grandfathered Pension determined as the monthly pension payable for the WFF Employee’s life only, commencing on the first day of the month following the date the individual attains age 65 (or the first day of the month following the individual’s Separation from Service, if later), if such monthly pension was determined as the amount determined in paragraph (i) minus the amount determined in paragraph (ii), with the result multiplied by the number of years determined in paragraph (iii):

(i)	1.25% times the individual’s Final Average Earnings determined pursuant to Sec. 7.3 of the Pension Plan, except that the participant’s Monthly Earnings for periods on and after January 1, 2005 will be based on the individual’s Nonqualified Certified Compensation for such periods determined under Section 3 of this Plan, and for periods prior to January 1, 2005 will be determined under Section 7.4 of the Pension Plan based on the compensation during the relevant period that would have been used to calculate a benefit for the individual under the Wells Fargo Financial Pension Excess Benefit Plan.

(ii)	1.00% times the individual’s Projected Social Security Benefit determined pursuant to Section III. (e) of the WFF Appendix.

(iii)	The sum of the individual’s Benefit Accrual Service under the WFF Plan as of December 31, 2004 and the individual’s Credited Service determined under Section 3.4 of the Pension Plan commencing January 1, 2005.

(B)	The sum of (i) the individual’s Account Balance under the Pension Plan, including any additional amount credited to that Account pursuant to Section III. (b) of the WFF Appendix, (ii) the lump sum present value of the benefit to which the individual is entitled under the WFF Plan, and (iii) the lump sum present value of the benefit to which the individual is entitled under the Wells Fargo Financial Pension Excess Benefit Plan.

(2)

Determinations of lump sum present values and any other computations necessary to determine benefits under this Section 26 will be done using the same actuarial assumptions and other methods and procedures specified for that purpose in Section III. of the WFF Appendix. For purposes of this Section 26, the participant’s benefits under the Pension Plan will be assumed to commence as of the first day of the same month as of which payment of benefits under this Plan is to occur or commence, regardless of when payment of the participant’s benefit under the Pension Plan actually commences.

(3)	Notwithstanding any provision of Section 26(b) to the contrary, the additional benefit under this Section 26(b) for any participant who is eligible for an additional benefit under this Section 26(b) and who is an Active Participant in this Plan on June 30, 2009 shall be determined as if the participant had a Termination of Employment on June 30, 2009.